Plexus Announces Fiscal Third Quarter Financial Results
•Record quarterly revenue of $857 million for the fiscal third quarter of 2020
•GAAP diluted EPS of $1.20
•Initiates fiscal fourth quarter 2020 revenue guidance of $850 to $890 million with GAAP diluted EPS guidance of $1.05 to $1.20, excluding unforeseen impacts relating to COVID-19

NEENAH, WI – July 22, 2020 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal third quarter ended July 4, 2020, and guidance for its fiscal fourth quarter ending October 3, 2020.

	Three Months Ended
	Jul 4, 2020	Jul 4, 2020	Oct 3, 2020
	Q3F20 Results	Q3F20 Guidance	Q4F20 Guidance
Summary GAAP Items
Revenue (in millions)	$857	$790 to $830	$850 to $890
Operating margin	5.3%	3.8% to 4.2%	4.8% to 5.2%
Diluted EPS (1)	$1.20	$0.72 to $0.82	$1.05 to $1.20

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	12.9%
Economic return	4.1%

(1)	Includes stock-based compensation expense of $0.22 for Q3F20 results, $0.21 for Q3F20 guidance, and $0.21 for Q4F20 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Third Quarter 2020 Information
•Won 35 manufacturing programs during the quarter representing an expected $252 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total an expected $868 million in annualized revenue when fully ramped into production

Todd Kelsey, President and CEO, commented, “I am incredibly proud of our global Plexus team as they managed through the complexities arising from COVID-19 while delivering record quarterly revenue of $857 million and GAAP diluted earnings per share of $1.20. This strong performance led to GAAP operating margin of 5.3%, our best quarterly margin result in three years. Further, our team overcame the challenges of the pandemic to deliver exceptional manufacturing wins of $252 million annualized when fully ramped into production. In addition to traditionally strong wins from our existing customers, our team’s innovative virtual business development efforts resulted in a meaningful number of new target customer wins. Our global team’s demonstrated ability in providing superior execution continues to position us for future growth."

Patrick Jermain, Executive Vice President and CFO, commented, “During the fiscal third quarter, we delivered a return on invested capital of 12.9%. This equates to an economic return of 410 basis points above our weighted average cost of capital, creating solid shareholder value. A combination of exceptional operating performance and improved working capital generated this return, an improvement of 150 basis points over the previous quarter. The increase in fiscal third quarter revenue and improvements in our inventory management contributed to an eight day sequential improvement in our fiscal third quarter cash cycle days. We generated $37 million of free cash flow during the quarter, exceeding our net income.”

Mr. Jermain continued, “We are well-positioned with a strong balance sheet. Cash of approximately $300 million was sequentially higher by $73 million while our short-term debt increased $38 million. In May, we executed a 364-day term loan with several of our credit facility banks. We secured $138 million through this offering. With the proceeds, we repaid existing borrowing under our revolving credit facility. At the end of the fiscal third quarter, there was no outstanding borrowing under this facility, therefore allowing us the full use of the $350 million facility.”

Mr. Kelsey continued, “While we expect continued end market volatility, our aggregate demand is anticipated to remain strong in our fiscal fourth quarter. As a result, we are guiding revenue in the range of $850 to $890 million. At this anticipated revenue level, coupled with expected sustained solid operating performance, we are guiding GAAP diluted EPS in the range of $1.05 to $1.20. In providing this guidance, we have taken into consideration known constraints with the global supply chain and workforce challenges that could occur due to COVID-19. However, our guidance assumes no large scale closures of our facilities, or those of our suppliers or customers, due to COVID-19, nor does it assume that the COVID-19 outbreak will materially impact end markets beyond what has already occurred.”

Mr. Kelsey concluded, “As we move into the early part of fiscal 2021, we anticipate certain COVID-related demand to moderate in advance of the anticipated benefit of growth from new program ramps later in the year. Despite the known impacts related to COVID-19, we see a path to continued strength in operating performance throughout fiscal 2021.”

Quarterly Comparison	Three Months Ended
	Jul 4, 2020	Apr 4, 2020	Jun 29, 2019
(in thousands, except EPS)	Q3F20	Q2F20	Q3F19
Revenue	$857,394	$767,364	$799,644
Gross profit	82,881	61,445	71,030
Operating income	45,853	17,209	34,403
Net income	35,842	12,926	24,801
Diluted EPS	1.20	0.43	0.81
Adjusted net income (1)	35,842	18,299	24,801
Adjusted diluted EPS (1)	1.20	0.61	0.81

Gross margin	9.7%	8.0%	8.9%
Operating margin	5.3%	2.2%	4.3%
Adjusted operating margin (1)	5.3%	3.0%	4.3%

ROIC (1)	12.9%	11.4%	12.9%
Economic return (1)	4.1%	2.6%	3.9%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 56% of revenue during both the fiscal third quarter and fiscal second quarter of 2020.

Business Segments ($ in millions)	Three Months Ended
	Jul 4, 2020	Apr 4, 2020	Jun 29, 2019
	Q3F20	Q2F20	Q3F19
Americas	$306	$334	$367
Asia-Pacific	482	388	385
Europe, Middle East, and Africa	92	74	81
Elimination of inter-segment sales	(23)	(29)	(33)
Total Revenue	$857	$767	$800

Market Sectors ($ in millions)	Three Months Ended
	Jul 4, 2020		Apr 4, 2020		Jun 29, 2019
	Q3F20		Q2F20		Q3F19
Healthcare/Life Sciences	$330	39%	$271	35%	$309	39%
Industrial/Commercial	317	37%	287	37%	248	31%
Aerospace/Defense	141	16%	157	21%	151	19%
Communications	69	8%	52	7%	92	11%
Total Revenue	$857		$767		$800

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations.  For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal third quarter was 12.9%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a four-quarter period for the fiscal third quarter. Invested capital is defined as equity plus debt and operating lease liabilities, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2020 is 8.8%. ROIC for the fiscal third quarter less Plexus' weighted average cost of capital resulted in an economic return of 4.1%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended July 4, 2020, cash flows provided by operations of $47.1 million, less capital expenditures of $10.5 million, resulted in free cash flow of $36.6 million. For the nine months ended July 4, 2020, cash flows provided by operations of $92.5 million, less capital expenditures of $41.2 million, resulted in free cash flow of $51.3 million.

Cash Cycle Days	Three Months Ended
	Jul 4, 2020 Q3F20	Apr 4, 2020 Q2F20	Jun 29, 2019 Q3F19
Days in Accounts Receivable	55	55	52
Days in Contract Assets	12	13	12
Days in Inventory	97	99	95
Days in Accounts Payable	(65)	(62)	(54)
Days in Cash Deposits	(20)	(18)	(16)
Annualized Cash Cycle *	79	87	89
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2020 Q3 Earnings Conference Call and Webcast
When:	Thursday, July 23, 2020 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal second quarter 2020 results will also be made available ahead of the conference call.

Conference call at +1.866.922.5180 with passcode: 9483228

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 9483228
Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle.  For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2019 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Jul 4,	Jun 29	Jul 4,	Jun 29
	2020	2019	2020	2019
Net sales	$857,394	$799,644	$2,477,167	$2,354,239
Cost of sales	774,513	728,614	2,253,651	2,140,190
Gross profit	82,881	71,030	223,516	214,049
Operating expenses
Selling and administrative expenses	37,028	36,627	114,517	109,521
Restructuring and impairment charges	—	—	6,003	—
Operating income	45,853	34,403	102,996	104,528
Other income (expense):
Interest expense	(3,988)	(3,711)	(11,934)	(9,105)
Interest income	368	445	1,546	1,410
Miscellaneous, net	(600)	(1,419)	(2,619)	(4,304)
Income before income taxes	41,633	29,718	89,989	92,529
Income tax expense	5,791	4,917	10,215	20,744
Net income	$35,842	$24,801	$79,774	$71,785
Earnings per share:
Basic	$1.23	$0.83	$2.73	$2.34
Diluted	$1.20	$0.81	$2.66	$2.28
Weighted average shares outstanding:
Basic	29,199	29,912	29,210	30,637
Diluted	29,793	30,635	29,936	31,420

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Jul 4,	Sept 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$296,545	$223,761
Restricted cash	3,098	2,493
Accounts receivable	519,323	488,284
Contract assets	116,442	90,841
Inventories	819,543	700,938
Prepaid expenses and other	32,836	31,974
Total current assets	1,787,787	1,538,291
Property, plant and equipment, net	380,056	384,224
Operating lease right-of-use assets	71,885	—
Deferred income taxes	14,089	13,654
Other	34,707	64,714
Total non-current assets	500,737	462,592
Total assets	$2,288,524	$2,000,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$145,993	$100,702
Accounts payable	553,254	444,944
Customer deposits	173,027	139,841
Accrued salaries and wages	60,056	73,555
Other accrued liabilities	105,290	106,461
Total current liabilities	1,037,620	865,503
Long-term debt and finance lease obligations, net of current portion	188,626	187,278
Accrued income taxes payable	53,899	59,572
Long-term operating lease liabilities	38,077	—
Deferred income taxes	6,394	5,305
Other liabilities	19,087	17,649
Total non-current liabilities	306,083	269,804
Total liabilities	1,343,703	1,135,307
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,442 and 52,917 shares issued, respectively,
and 29,214 and 29,004 shares outstanding, respectively	534	529
Additional paid-in-capital	615,103	597,401
Common stock held in treasury, at cost, 24,228 and 23,913, respectively	(912,731)	(893,247)
Retained earnings	1,257,374	1,178,677
Accumulated other comprehensive loss	(15,459)	(17,784)
Total shareholders’ equity	944,821	865,576
Total liabilities and shareholders’ equity	$2,288,524	$2,000,883

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Jul 4,	Apr 4,	Jun 29,	Jul 4,	Jun 29,
	2020	2020	2019	2020	2019
Operating income, as reported	$45,853	$17,209	$34,403	$102,996	$104,528
Operating margin, as reported	5.3%	2.2%	4.3%	4.2%	4.4%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	—	6,003	—	6,003	—
Adjusted operating income	$45,853	$23,212	$34,403	$108,999	$104,528
Adjusted operating margin	5.3%	3.0%	4.3%	4.4%	4.4%

Net income, as reported	$35,842	$12,926	$24,801	$79,774	$71,785

Non-GAAP adjustments:
Special tax impacts (2)	—	—	—	(814)	7,035
Restructuring and impairment charges, net of tax (1)	—	5,373	—	5,373	—
Adjusted net income	$35,842	$18,299	$24,801	$84,333	$78,820

Diluted earnings per share, as reported	$1.20	$0.43	$0.81	$2.66	$2.28

Non-GAAP per share adjustments:
Special tax impacts (2)	—	—	—	(0.02)	0.23
Restructuring costs, net of tax (1)	—	0.18	—	0.18	—
Adjusted diluted earnings per share	$1.20	$0.61	$0.81	$2.82	$2.51

(1)	During the three months ended April 4, 2020, restructuring and impairment charges of $6.0 million, or $5.4 million net of taxes, were incurred due to the previously announced closure of our Boulder Design Center.
(2)
During the nine months ended July 4, 2020, there was $1.9 million in tax benefits related to US foreign tax credit regulations issued during the quarter, partially offset by $1.1 million of tax expense as a result of special tax items.

During the nine months ended June 29, 2019, special tax expense of $7.0 million was recorded in accordance with new regulations issued in November 2018 under U.S. Tax Reform. These regulations impacted the treatment of foreign taxes paid.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jul 4,		Apr 4,		Jun 29,
	2020		2020		2019
Operating income, as reported		$102,996		$57,143		$104,528
Restructuring and impairment charges	+	6,003	+	6,003	+	—
Adjusted operating income		$108,999		$63,146		$104,528
	÷	3			÷	3
		$36,333				$34,843
	x	4	x	2	x	4

Adjusted annualized operating income		$145,332		$126,292		$139,372
Adjusted effective tax rate	x	13%	x	13%	x	15%
Tax impact		18,893		16,418		20,906
Adjusted operating income (tax effected)		$126,439		$109,874		$118,466

Average invested capital	÷	$980,929	÷	$964,894	÷	$921,435

ROIC		12.9%		11.4%		12.9%
Weighted average cost of capital	-	8.8%	-	8.8%	-	9.0%
Economic return		4.1%		2.6%		3.9%

	Three Months Ended
Average Invested Capital	Jul 4,	Apr 4,	Jan 4,	Sept 28,
Calculations	2020	2020	2020	2019
Equity	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	8,061	8,546	9,185	—
Debt and finance lease obligations - long-term	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	38,077	39,617	36,473	—
Less:
Cash and cash equivalents	(296,545)	(225,830)	(252,914)	(223,761)
	$1,029,033	$1,009,098	$955,790	$929,795

	Three Months Ended
Average Invested Capital	Jun 29,	Mar 30,	Dec 29,	Sept 29,
Calculations	2019	2019	2018	2018
Equity	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance lease obligations - current	138,976	93,197	8,633	5,532
Operating lease obligations - current (1) (2)	—	—	—	—
Debt and finance lease obligations - long-term	187,581	187,120	187,567	183,085
Operating lease obligations - long-term (2)	—	—	—	—
Less:
Cash and cash equivalents	(198,395)	(184,028)	(188,799)	(297,269)
	$988,953	$971,733	$912,564	$812,491

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continued to be reported under the accounting standards in effect for fiscal 2019 and 2018.